Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 17,192,347.53	0.0001381	$ 2,374.26
Fees Previously Paid
	Total Transaction Valuation:	$ 17,192,347.53
	Total Fees Due for Filing:			$ 2,374.26
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 2,374.26
Offering Note
[1]	(1) Estimated solely for purposes of calculating the amount of the filing fee. The calculation of the Transaction Valuation assumes that all stock options to purchase shares of the issuer's common stock that may be eligible for exchange in the offer will be exchanged pursuant to this offer. This calculation assumes stock options to purchase an aggregate of 4,083,693 shares of the issuer's common stock, having an aggregate value of $17,192,347.53 as of August 4, 2026, calculated based on a Black-Scholes model, will be exchanged or cancelled pursuant to this offer. (2) The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $138.10 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.01381% of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources